Exhibit 99.(a)(70)

MEDIA RELEASE

Cockerill Urges Gold Fields Shareholders to Keep
Their Options Open

Johannesburg, 26 November 2004. Gold Fields Limited (GFI: JSE and NYSE) Chief Executive Officer, Ian Cockerill today urged Gold Fields shareholders to keep their options open by not tendering their shares into the Harmony early settlement offer.

Cockerill pointed out that:

•	Harmony’s unsolicited hostile bid has destroyed more than R12 billion in shareholder value for both Harmony and Gold Fields shareholders to date, almost as much as Harmony plans to save over the life of Gold Fields’ mines, in the unlikely event that their bid succeeds;

•	Harmony, which is financially distressed, loss making and burning cash, is seeking to transfer its problems to Gold Fields’ shareholders; and

•	Harmony, by offering Gold Fields’ shareholders only overvalued Harmony paper at a derisory premium, significantly undervalues Gold Fields.

“Gold Fields’ shareholders should keep their options open by rejecting Harmony’s offer and not tendering their shares”, said Cockerill.

Cockerill added:

“The Harmony offer significantly undervalues Gold Fields and is funded by overvalued Harmony paper”

“The independent experts, including the highly respected Institutional Investor Services, concur — this offer is not in the best interests of Gold Fields’ shareholders.”

“Gold Fields has high quality South African assets with excellent gearing to the rand and gold price. The cost reduction and revenue maximisation programmes

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fa  +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fa  +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fa  +1 303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian, †British, ‡American, #Ghanaian.
Corporate Secretary: C Farrel

commenced earlier this year are beginning to bear fruit. In the current quarter, we expect group operating margins to improve from 17% to between 20 and 23%.”

“Gold Fields has built a great company with a substantial international portfolio of producing mines; a low risk, fully funded, project pipeline; and an extensive global exploration portfolio. We also have an experienced and proven team in place to maximise its value potential. Do not give it away”.

“Gold Fields’ commitment to sustainable growth has delivered a 200% return* to shareholders since 1998. That is real value creation: and there is more to come”.

“Reject the Harmony offer. Keep your options open. Do not tender your shares.”

ends

For more information please visit http://www.goldfields.co.za

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.